Exhibit 99.1

Ryerson Reports First Quarter 2022 Results

Outstanding quarterly results bolstered by supportive global metals pricing and recovering North American demand. First quarter results feature record EPS, a sequential reduction in debt primarily from opportunistic bond buybacks, and a dividend raise. Proceeding apace with value-add investments to enhance our intelligent service center network and the customer experience.

CHICAGO – May 4, 2022 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2022.

Highlights:

•	Record revenue of $1.75 billion on sequential volume increase of 11.4%
•	Record diluted EPS of $4.17 and adjusted diluted EPS of $4.27
•	Net Income of $163.6 million and Adjusted EBITDA, excluding LIFO of $250.6 million
•	Reduced leverage ratio[1] to 0.5x with $551 million in debt and $507 million in net debt[2]
•	Warehousing, delivery, selling, general, and administrative expense declined 3.1% sequentially to $175.3 million
•	Book value[3] rose to $706 million up from $545 million at year-end 2021
•	Announced a second quarter 2022 dividend of $0.125 per share, a 25% increase from last quarter
•	Repurchased $63.1 million of 8.50% senior secured notes due 2028 (the “Notes”), reducing amount outstanding to $236.9 million
•	Announced Board authorization to repurchase up to $172 million of outstanding Notes

$ in millions, except tons (in thousands), average selling prices, and earnings per share
Financial Highlights:	Q1 2022		Q1 2021		Q4 2021		YoY		QoQ

Revenues	$1,748.8		$1,147.3		$1,533.9		52.4%		14.0%
Tons shipped	528		543		474		(2.8%)		11.4%
Average selling price/ton	$3,312		$2,113		$3,236		56.7%		2.3%
Gross margin	23.5%		17.2%		21.3%		630 bps		220 bps
Gross margin, excl. LIFO	23.6%		24.6%		26.3%		-100 bps		-270 bps
Warehousing, delivery, selling, general, & administrative expenses	$175.3		$171.8		$180.9		2.0%		(3.1%)
As a percentage of revenue	10.1%		15.0%		11.8%		-490 bps		-170 bps
Net income (loss) attributable to Ryerson Holding Corporation	$163.6		$25.3		$106.4		546.6%		53.8%
Diluted earnings (loss) per share	$4.17		$0.66		$2.71		531.8%		53.9%
Adjusted diluted earnings (loss) per share	$4.27		$0.26		$2.68		1517.0%		59.5%
Adj. EBITDA, excl. LIFO	$250.6		$123.5		$238.7		102.9%		5.0%
Adj. EBITDA, excl. LIFO margin	14.3%		10.8%		15.6%		360 bps		-130 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$551.3		$741.4		$639.3		(25.6%)		(13.8%)
Cash and cash equivalents	$44.7		$43.3		$51.2		3.2%		(12.7%)
Net debt	$506.6		$698.1		$588.1		(27.4%)		(13.9%)
Net debt / LTM Adj. EBITDA, excl. LIFO	0.5	x	3.3	x	0.7	x	(2.8	x)	(0.2	x)
Cash Conversion Cycle (days)	76.8		52.9		83.8		23.9		(7.0)
Net cash provided by (used in) operating activities	$82.5		$(47.3)		$106.8		$129.8		$(24.3)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said “Thank you to all of my Ryerson teammates for performing brilliantly in the quarter amidst existing and new adversities currently pervading and invading our world. I am grateful for the manner and result in which we continue pulling together with our valued customers and suppliers in determined pursuit of healthier, safer, more peaceful and more prosperous days. During the first quarter of 2022, Ryerson made the most of its opportunities illuminated by lower net debt, higher net book value of equity, a 25% increase in the quarterly dividend, significant expense leverage realizations, positive operating cash flow and record quarterly earnings per share. As we continue on our 180-year journey to provide great customer experiences across our intelligent network of value-added industrial metal service centers, our optimism around enduring secular drivers favoring recyclable industrial metals as a core enabler of sustainable growth and well-being is undiminished.”

Market Commentary

Our record revenue of $1.75 billion in the first quarter was driven by Average Selling Price (ASP) gaining 2.3% to $3,312 quarter-over-quarter and volume growth of 11.4% to 528 thousand tons sold. This compares to our guidance of ASP down 2% to 4% and volume guidance of 7% to 9% growth. Strong commercial and operational execution, coupled with continued improvement in underlying customer demand, drove this sequential improvement. According to Metal Service Center Institute (MSCI), North American service center volumes grew by 9.3% sequentially in the first three months of 2022 compared to the last three months of 2021. On a North American basis, Ryerson’s sales outpaced MSCI volume growth, with tons sold increasing 14.8% sequentially quarter-over-quarter.

Ryerson saw strong sequential volume shipment improvement in most of its end-markets in North America in the first quarter, notably led by increases in Commercial Ground Transportation of 20% and Construction Equipment of 19% as second half 2021 supply constraints in these markets eased. Heating, Ventilation and Air Conditioning (HVAC) grew 13% and continued to benefit from increased demand in the construction and home building sectors. While near-term supply constraints, cascading COVID-related shutdowns and war-hazards persisted throughout the first quarter of 2022, the North America manufacturing outlook for 2022 remains optimistic. Our base-case expectations are of a lessening of supply-chain disruptions and an accelerating demand release as the year unfolds, supported by price bellwethers holding well above their ten-year averages and improving customer backlog turnover.

First Quarter Results

Ryerson achieved record revenues of $1.75 billion in the first quarter of 2022, a sequential increase of 14.0% compared to $1.53 billion for the fourth quarter of 2021. Gross margin expanded sequentially by 220 basis points to 23.5% in the first quarter of 2022 compared to 21.3% in the fourth quarter of 2021. First quarter of 2022 cost of goods sold included LIFO4 expense of $2 million, compared to LIFO expense of $76 million in the fourth quarter of 2021. Excluding the impact of LIFO, gross margin contracted 270 basis points to 23.6% in the first quarter of 2022 compared to 26.3% in the fourth quarter of 2021. The Company maintained noteworthy expense leverage in the first quarter of 2022 as warehousing, delivery, selling, general and administrative expenses as a percent of revenue declined to 10.1% compared to 11.8% in the fourth quarter of 2021.

Net income attributable to Ryerson Holding Corporation for the first quarter of 2022 was $163.6 million, or $4.17 per diluted share, compared to $106.4 million, or $2.71 per diluted share in the previous quarter. The first quarter of 2022 includes a charge of $5.3 million related to loss on the retirement of debt, compared to a $1.9 million gain on the sale of assets in fourth quarter of 2021. Excluding these one-time items and the associated income taxes, adjusted net income attributable to Ryerson Holding Corporation for the first quarter was $167.5 million, or $4.27 per diluted share, compared to $105.0 million, or $2.68 per diluted share, for the fourth quarter of 2021. Ryerson generated first quarter Adjusted EBITDA, excluding LIFO of $250.6 million in the first quarter of 2022 compared to fourth quarter 2021 Adjusted EBITDA, excluding LIFO of $238.7 million.

Liquidity & Debt Management

Ryerson generated $82.5 million of operating cash in the first quarter of 2022 driven by strong operating profit, net of $75.6 million in working capital use. The Company’s cash conversion cycle improved to 77 days in the first quarter of 2022 from 84 days in the fourth quarter of 2021. Ryerson’s leverage ratio for the first quarter of 2022 improved quarter-over-quarter to 0.5x from 0.7x, a record low since our Initial Public Offering in 2014. The Company ended the first quarter of 2022 with $551 million of debt and $507 million of net debt, a decrease in net debt of $81 million compared to $588 million for the fourth quarter of 2021 driven by strong operating results. The Company’s available global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $760 million as of March 31, 2022 compared to $741 million as of December 31, 2021.

Growth Initiatives

Acquisitions. On March 2, 2022, Ryerson announced the acquisition of Apogee Steel Fabrication Incorporated, a sheet metal fabricator based in Mississauga, Ontario Canada. Apogee is a full-line fabrication company providing shearing, punching, forming, and laser cut processing in addition to welding and hardware assembly services. Apogee provides complex fabrication assemblies in stainless steel, aluminum and carbon sheet and strengthens Ryerson’s network of value-added service centers in Canada, adding to our processing capabilities and growing our full-service fabrication business.

Modernization projects. We are progressing toward the completion of two new state-of-the-art service center facilities in Centralia, Washington, and University Park, Illinois, at an estimated combined capital improvement budget of $45 million in 2022. The Centralia project is on schedule to become fully operational by year-end. Our University Park campus, where site preparation recently began, is the future hub of Central Steel & Wire. These projects illustrate Ryerson’s “monetize and modernize” approach as both projects utilize sales proceeds of prior locations, while maintaining customer loyalty and delivering vastly improved facilities to enhance the customer experience.

Shareholder Return Activity

Dividends. On May 4, 2022, the Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock, payable on June 16, 2022 to stockholders of record as of June 2, 2022. During the first quarter of 2022, Ryerson returned approximately $4.3 million to shareholders in the form of dividends and share buybacks. We paid a quarterly dividend in the amount of $0.10 per share, amounting to a cash return of $3.8 million for the first quarter of 2022. Further, we repurchased a total of 20,510 shares at an average price per share of $25.27 resulting in a return to shareholders of approximately $0.5 million for the first quarter. Ryerson made these repurchases in accordance with its share repurchase program, which authorizes the Company to acquire up to an aggregate amount of $50.0 million of the Company’s common stock through August 4, 2023 with $47.7 million of authorization remaining.

Bond buyback. During the first quarter of 2022, Ryerson repurchased $63.1 million of its Notes using cash generated from operations at an average cost of 108.5%. As of March 31, 2022, there was $236.9 million of Notes outstanding. A $5.3 million loss on retirement of debt associated with the notes repurchases was recorded in our first quarter 2022 income statement and is excluded from adjusted net income and adjusted diluted earnings per share.

Bond Repurchase Authorization. On May 4, 2022, the Board of Directors approved a bond repurchase program authorizing the Company to repurchase up to $172 million of its Notes. This bond repurchase program is in addition to the Company’s special redemption right to redeem up to $50 million in principal.

Jim Claussen, Executive Vice President & Chief Financial Officer commented, “Our balance sheet continues to make step-change improvements, with our net debt declining to $507 million, a record low since our IPO in 2014. Taking advantage of market conditions during the first quarter, we were able to opportunistically repurchase $63.1 million of our 8.5% Notes, which is estimated to be accretive to earnings by approximately $0.10 per share on a tax-effected annualized basis. Adding to this, our board approved repurchasing an additional $172 million of Notes, which the Company may execute by December 31, 2022. Lastly, for the third quarter in a row, we were pleased to announce a sequentially higher quarterly dividend, boosting our payout by 25.0% to $0.125 per quarter. These achievements underscore the thoughtful redeployment of free cash flow toward increased shareholder returns.”

Outlook Commentary

Ryerson remains optimistic about the industrial metals and manufacturing environment. We expect to see seasonal sequential improvement in company shipments during the second quarter of 2022. To date, carbon products have experienced a favorable price recovery relative to the first quarter, while aluminum and nickel prices have again improved quarter-over-quarter. The Company’s diversified commodities mix, which sales includes approximately 50% stainless steel and aluminum, stands to benefit from strength in its bright metals franchise. Therefore, Ryerson anticipates second quarter 2022 revenues in the range of $1.75 billion to $1.80 billion, with sequential average selling prices to be up 0% to 2%, and shipments up 0% to 2%. LIFO expense in the second quarter of 2022 is expected to be zero. Adjusted EBITDA, excluding LIFO is expected to be in the range of $250 to $260 million and earnings per diluted share is expected to be in the range of $4.30 to $4.49.

First Quarter 2022 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q1 2022	Q1 2021	Q4 2021	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	405	414	363	(2.2%)	11.6%	64.1%	0.1%
Aluminum	50	53	47	(6.4%)	7.1%	36.3%	7.9%
Stainless Steel	71	74	62	(3.1%)	14.1%	63.1%	2.9%

	Net Sales (millions)
	Q1 2022	Q1 2021	Q4 2021	Year-over-year	Quarter-over-quarter

Carbon Steel	$942	$587	$843	60.5%	11.8%
Aluminum	$307	$241	$266	27.6%	15.5%
Stainless Steel	$478	$302	$407	58.0%	17.4%

Earnings Call Information

Ryerson will host a conference call to discuss first quarter 2022 financial results for the period ended March 31, 2022, on Thursday, May 5th, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Vice President - Finance:

Jorge Beristain

312.292.5040

investorinfo@ryerson.com

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction.

Ryerson does not intend to solicit and IS not soliciting, any action with respect to any Security or any other contractual relationship with the Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to US persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events, including Russia’s invasion of the Ukraine and global trade sanctions; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Notes:

1Leverage ratio – Net debt divided by trailing twelve month adjusted EBITDA, excluding LIFO expense/income

2Net debt – Total debt less cash and cash equivalents.

3Book value of equity – Total assets minus total liabilities.

4In the first quarter of 2022, we changed the method we use to estimate LIFO on an interim basis. This is a change in accounting estimate that is inseparable from a change in accounting principle. Historically, interim LIFO calculations were based on actual inventory levels and costs at each interim period. In the first quarter of 2022, we elected to recognize the interim effects of the LIFO inventory valuation method by projecting expected year-end inventory levels and LIFO costs and allocating that projection to the interim quarters on a pro-rata basis. We believe this change is preferable as it results in a better estimate of LIFO for the full year, creates less volatility in earnings on an interim basis, and makes our results more comparable to our peers.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2022	2021	2021

NET SALES	$1,748.8	$1,147.3	$1,533.9
Cost of materials sold	1,338.7	949.4	1,206.6
Gross profit	410.1	197.9	327.3
Warehousing, delivery, selling, general, and administrative	175.3	171.8	180.9
Gain on sale of assets (1)	—	(20.3)	(1.9)
OPERATING PROFIT	234.8	46.4	148.3
Other income and (expense), net	(5.7)	0.3	(0.1)
Interest and other expense on debt	(10.3)	(13.5)	(10.2)
INCOME BEFORE INCOME TAXES	218.8	33.2	138.0
Provision for income taxes	55.0	7.6	31.5
NET INCOME	163.8	25.6	106.5
Less: Net income attributable to noncontrolling interest	0.2	0.3	0.1
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$163.6	$25.3	$106.4
EARNINGS PER SHARE
Basic	$4.26	$0.66	$2.77
Diluted	$4.17	$0.66	$2.71
Shares outstanding - basic	38.4	38.1	38.4
Shares outstanding - diluted	39.2	38.6	39.2

Dividends declared per share	$0.100	$ —	$0.085

Supplemental Data :
Tons shipped (000)	528	543	474
Shipping days	63	63	61
Average selling price/ton	$3,312	$2,113	$3,236
Gross profit/ton	777	364	691
Operating profit/ton	445	85	313
LIFO expense per ton	4	154	159
LIFO expense	2.2	83.8	75.5
Depreciation and amortization expense	13.5	13.6	15.4
Cash flow provided by (used in) operating activities	82.5	(47.3)	106.8
Capital expenditures	(18.8)	(6.5)	(34.3)

(1) In the first quarter of 2021, we recorded a $20.3 million gain on the sale and leaseback of a property in Renton, Washington with net proceeds of approximately $26.3 million.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Second Quarter 2022 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	March 31,	December 31,
	2022	2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$44.7	$51.2
Restricted cash	1.1	1.2
Receivables, less provisions of $2.7 at March 31, 2022 and $2.2 at December 31, 2021	788.7	630.8
Inventories	839.1	832.1
Prepaid expenses and other current assets	96.9	77.7
Total current assets	1,770.5	1,593.0
Property, plant, and equipment, at cost	813.6	792.8
Less: accumulated depreciation	414.3	404.5
Property, plant, and equipment, net	399.3	388.3
Operating lease assets	205.6	211.1
Other intangible assets	40.8	42.2
Goodwill	124.9	124.1
Deferred charges and other assets	7.6	6.9
Total assets	$2,548.7	$2,365.6
Liabilities
Current liabilities:
Accounts payable	$602.6	$481.2
Salaries, wages, and commissions	56.5	76.6
Other accrued liabilities	149.7	133.4
Short-term debt	24.7	28.8
Current portion of operating lease liabilities	24.7	24.9
Current portion of deferred employee benefits	6.2	6.1
Total current liabilities	864.4	751.0
Long-term debt	526.6	610.5
Deferred employee benefits	159.1	163.3
Noncurrent operating lease liabilities	180.8	184.8
Deferred income taxes	95.0	94.1
Other noncurrent liabilities	17.3	17.3
Total liabilities	1,843.2	1,821.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,058,018 and 38,687,094 shares issued at March 31, 2022 and December 31, 2021, respectively	0.4	0.4
Capital in excess of par value	389.9	388.6
Retained earnings	481.4	321.7
Treasury stock, at cost - Common stock of 390,417 shares at March 31, 2022 and 292,932 shares at December 31, 2021	(11.6)	(8.4)
Accumulated other comprehensive loss	(162.2)	(165.1)
Total Ryerson Holding Corporation Stockholders' Equity	697.9	537.2
Noncontrolling interest	7.6	7.4
Total Equity	705.5	544.6
Total Liabilities and Stockholders' Equity	$2,548.7	$2,365.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2022	2021	2021

Net income attributable to Ryerson Holding Corporation	$163.6	$25.3	$106.4
Interest and other expense on debt	10.3	13.5	10.2
Provision for income taxes	55.0	7.6	31.5
Depreciation and amortization expense	13.5	13.6	15.4
EBITDA	$242.4	$60.0	$163.5
Gain on sale of assets	—	(20.3)	(1.9)
Reorganization	0.4	0.3	1.6
Foreign currency transaction gains	—	—	(0.3)
Loss on retirement of debt	5.3	—	—
Other adjustments	0.3	(0.3)	0.3
Adjusted EBITDA	$248.4	$39.7	$163.2

Adjusted EBITDA	$248.4	$39.7	$163.2
LIFO expense	2.2	83.8	75.5
Adjusted EBITDA, excluding LIFO expense	$250.6	$123.5	$238.7

Net sales	$1,748.8	$1,147.3	$1,533.9

Adjusted EBITDA, excluding LIFO expense, as a percentage of net sales	14.3%	10.8%	15.6%

Gross profit	$410.1	$197.9	$327.3

Gross margin	23.5%	17.2%	21.3%

Gross profit	$410.1	$197.9	$327.3
LIFO expense	2.2	83.8	75.5
Gross profit, excluding LIFO expense	$412.3	$281.7	$402.8

Gross margin, excluding LIFO expense	23.6%	24.6%	26.3%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain or loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense, which is calculated as gross profit minus LIFO expense, divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense, gross margin, excluding LIFO expense, and Adjusted EBITDA, excluding LIFO expense, as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2022	2021	2021

Net income attributable to Ryerson Holding Corporation	$163.6	$25.3	$106.4

Gain on sale of assets	—	(20.3)	(1.9)
Loss on retirement of debt	5.3	—	—
Provision (benefit) for income taxes	(1.4)	5.2	0.5

Adjusted net income attributable to Ryerson Holding Corporation	$167.5	$10.2	$105.0

Diluted adjusted earnings per share	$4.27	$0.26	$2.68

Shares outstanding - diluted	39.2	38.6	39.2

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Fourth
	First Quarter		Quarter
	2022	2021	2021

Net cash provided by (used in) operating activities	$82.5	$(47.3)	$106.8
Capital expenditures	(18.8)	(6.5)	(34.3)
Proceeds from sales of property, plant, and equipment	1.0	29.0	0.3
Free cash flow	$64.7	$(24.8)	$72.8

Market capitalization	$1,354.1	$649.5	$1,000.2

Free cash flow yield	4.8%	(3.8%)	7.3%

Note: Market capitalization is calculated using March 31, 2022, December 31, 2021, and March 31, 2021 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Guidance for Second Quarter 2022 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO
(Dollars in Millions, except Per Share Data)
	Second Quarter 2022
	Low	High
Net income attributable to Ryerson Holding Corporation	$168	$176

Diluted earnings per share	$4.30	$4.49

Interest and other expense on debt	9	9
Provision for income taxes	59	62
Depreciation and amortization expense	14	14
EBITDA	$250	$260
Adjustments	-	-
Adjusted EBITDA	$250	$260
LIFO expense/(income)	-	-
Adjusted EBITDA, excluding LIFO	$250	$260

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.